                     STOCK OPTION AGREEMENT
                     ----------------------

    FOR NON-INCENTIVE STOCK OPTIONS PURSUANT TO THE
            MID CONTINENT BANCSHARES, INC.
                1994 STOCK OPTION PLAN

      ____________________________________________

     STOCK OPTIONS for a total of ______ shares of Common Stock, par value $.10 per share, of Mid Continent Bancshares, Inc. (the "Company") is hereby granted to ______________ (the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 1994 Stock
Option Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with Options granted under Section 422 of the Internal Revenue Code of 1986, as amended.

     1.  OPTION PRICE.  The Option price is $11.75 for each
Share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. EXERCISE OF OPTION. This Option shall be exercisable in accordance with provisions of the Plan as follows:

         (a)  SCHEDULE OF RIGHTS TO EXERCISE.

                                           Percentage of Shares
                                         Subject to Option Which
Date of Vesting of Option                    May Be Exercised
-------------------------                -----------------------
January 27, 1996  . . . . . . . . . . .       ______Options

January 27, 1997  . . . . . . . . . . .       ______Options

January 27, 1998  . . . . . . . . . . .       ______Options


     Notwithstanding any provisions in this Section 2, in no event shall this Option be exercisable prior to six months following the date of grant or the date of ratification of the Plan by the Company's stockholders, whichever is later. Options shall be 100% vested and exercisable upon death, disability, retirement following not less than ten (10) years of service with the Mid-Continent Federal Savings Bank, or a Change in Control of the Corporation.

         (b) METHOD OF EXERCISE. This Option shall be exercisable by a written notice which shall:

              (i) State the election to exercise the Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

              (ii) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

              (iii) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right to such person or persons to exercise the Option; and

              (iv) Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any Shares with respect to which the Option is being exercised shall be by certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

          (c) RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. NON-TRANSFERABILITY OF OPTION. This option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.


     4. TERM OF OPTION. This Option may not be exercised more than ten (10) years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.


                          Mid Continent Bancshares, Inc.


Date of Grant:
January 27, 1995          By:____________________________



Attest:



_______________________


[SEAL]


           NON-INCENTIVE STOCK OPTION EXERCISE FORM
           ----------------------------------------

                        PURSUANT TO THE
                MID CONTINENT BANCSHARES, INC.
                     1994 STOCK OPTION PLAN


                                                    ____________
                                                      (Date)



Mid Continent Bancshares, Inc.


Dear Sir:

     The undersigned elects to exercise the Non-Incentive Stock
Option to purchase ______ shares, par value $.10, of Common
Stock of Mid Continent Bancshares, Inc. under and pursuant to a Stock Option Agreement dated __________, 19__.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

               $____________             of cash or check
                ____________             of Common Stock
               $                         Total
               =============

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:



      Name _______________________________________________

      Address ____________________________________________

      Social Security Number _____________________________

                                         Very truly yours,

                                         _______________________